SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  ----------

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                           PAUL HARRIS STORES, INC.

           (Exact name of Registrant as specified in its charter)


            Indiana                             35-0907402
----------------------------                      -------

(State of incorporation or organization)        (IRS Employer
                                             Identification No.)

                                6003 Guion Road
                          Indianapolis, Indiana           46254

              (Address of principal executive offices) (Zip Code)

                                ---------------

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                 Name of each exchange
      to be so registered                 on which each class is
                                          to be registered
      -------------------                  -------------------

            None                                      None


Securities to be registered pursuant to Section 12(g) of the Act:

                   Rights to Purchase Series A Participating
                 Cumulative Preferred Stock, without par value
                         ----------------------------
                               (Title of Class)



ITEM 1.     DESCRIPTION OF SECURITIES TO BE REGISTERED.

      On April 9, 1997, the Board of Directors of Paul Harris Stores, Inc. (the "Company") declared a dividend of one right (a "Right") for each share of Common Stock, without par value, and Nonvoting Common Stock, without par value, (collectively, the "Common Stock") outstanding on April 25, 1997 (the "Record Date"), and, in addition, authorized the issuance of one Right with respect to each share of Common Stock that becomes outstanding thereafter, and until the earlier of the Distribution Date (as defined herein), Redemption Date (as defined herein), or April 10, 2007 (the tenth anniversary  of  the  Rights Agreement) ("Expiration Date").
Each  Right,  when  it  becomes exercisable as described  below, will entitle the registered holder to purchase from the Company one one-hundredth (1/100th) of a share of Series A Participating Cumulative Preferred Stock (the "Series A Preferred Shares") at a price of $90, subject to adjustment in certain circumstances (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and the Rights Agent named therein. The Rights will not be exercisable until the Distribution Date and will expire on the Expiration Date, unless earlier redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends with respect to the Rights or the Series A Preferred Shares
relating  thereto.   Unless  the context otherwise requires,
references herein to the Common Stock include the related Rights.

      DISTRIBUTION  DATE.   Under  the Rights Agreement, the
distribution date ("Distribution Date") is the earlier of (i) such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of Common Stock (such person or group being an "Acquiring Person"), unless provisions exempting certain persons from the definition of Acquiring Person apply, and (ii) the close of business on such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% of the outstanding shares of Common Stock. Any person or group (or any affiliate or associate of such person or group) that acquires more than 15% of the outstanding shares of Common Stock pursuant to a transaction that is approved in advance by the Board of Directors is not an Acquiring Person, nor is The Prudential Insurance Company of America with respect to the Common Stock owned by it and
its affiliates  on the Record Date.   A  person  or  group  (or
any affiliate or associate of such person or group) that inadvertently acquires more than 15% of the outstanding shares of Common Stock will not be deemed to be an Acquiring Person, provided that such person or group reduces the percentage of beneficial ownership to less than 15% of the outstanding shares of Common Stock by the close of business on the fifth business day after notice from the Company that such person's or group's ownership interest exceeds 15% of the outstanding shares of Common Stock. Such person or group will be deemed to be an Acquiring Person at the end of such five business day period absent such reduction.

      EVIDENCE OF RIGHTS. Until the Distribution Date, the Rights will be evidenced by the certificates for Common Stock registered in the names of the holders thereof (which certificates for Common Stock shall also be deemed to be Rights Certificates, as defined below) rather than separate Rights Certificates. Therefore, on and after the Record Date and until the Distribution Date, the Rights will be transferred with and only with the Common Stock and each transfer of Common Stock also will transfer the associated Rights. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date (and to each initial record holder of certain Common Stock originally issued after the Distribution
Date), and such separate Rights Certificates alone will thereafter evidence the Rights.

      ADJUSTMENTS. The number of Series A Preferred Shares or other securities issuable upon exercise of the Rights, the Purchase Price, the Redemption Price (as defined below) and the number of Rights associated with each share of Common Stock are all subject to adjustment from time to time in the event of any change in the Common Stock or the Series A Preferred
Shares,  whether  by reason  of  stock   dividends,   stock
splits,   recapitalizations,  mergers, consolidations,
combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization or any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Stock or Series A Preferred Shares.

      The Company may, but is not required to, issue fractional Rights or distribute Rights Certificates that
evidence  fractional  Rights.   In lieu of such fractional
Rights, the Company may make a cash payment based on the market price of such Rights. In addition, the Company may, but is not required to, issue fractions of shares upon the exercise of  the  Rights or distribute certificates that evidence
fractional Series A Preferred Shares.   In  lieu  of fractional
Preferred Shares, the Company may utilize a depository arrangement as provided by the terms of the Series A Preferred Shares and, in the case of fractions other than one one-hundredth (1/100th) of a Series A Preferred Share or integral multiples thereof, may make a cash payment based on the market price of such shares.

      TRIGGERING EVENT AND EFFECT OF TRIGGERING EVENT. At such time as there is an Acquiring Person, the Rights will entitle each holder (other than such Acquiring Person) to a right to purchase, for the Purchase Price, that number of one one-hundredths (1/100ths) of a Series A Preferred Share equivalent to the number of shares of Common Stock that at the time of such event would have a market value of twice the Purchase Price.

      In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an affiliate or associate of an Acquiring Person that is a publicly traded corporation or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an affiliate or associate of an Acquiring Person that is a publicly traded corporation, each Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, that number of common shares of such corporation that at the time of the transaction would have a market value of twice the Purchase Price. In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an affiliate or associate of an Acquiring Person that is not a publicly traded entity or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an affiliate or associate of an Acquiring Person that is not a publicly traded entity, each Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, at such holder's option, (i) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be the Company) that at the time of the transaction would have a book value of twice the Purchase Price, (ii) that number of shares of the Principal Party in the transaction (as defined in the Rights Agreement, and which may include the ultimate parent of the surviving corporation) that at the time of the transaction would have a book value of twice the Purchase Price or (iii) if such entity has an affiliate that has publicly traded common shares, that number of common shares of such affiliate that at the time of the transaction would have market value of twice the Purchase Price.

      Any Rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such Rights (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Rights.

      REDEMPTION.   At  any time prior to the earlier of (i)
such time as a person or group becomes an Acquiring Person and (ii) the Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price (in cash or Common Stock or other securities of the Company deemed by the Board of Directors to be at least equivalent in value) of $.01 per Right (which amount shall be subject to adjustment as provided in the Rights Agreement) (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering the redemption of the Rights (the date of such redemption being the "Redemption Date"), and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Within 10 business days after the action of the Board of Directors ordering the redemption of the Rights, the Company will give notice of such redemption to the holders of the then-outstanding Rights by mail. Each such notice of redemption will state the method by which payment of the Redemption Price will be made.

      In addition, at any time after there is an Acquiring Person, the Board of Directors may elect to exchange each Right (other than Rights that have become null and void and nontransferable as described above) for consideration per Right consisting of one-half of the securities that would be issuable at such time upon exercise of one Right pursuant to the terms of the Rights Agreement.

      AMENDMENT.  At any time prior to the Distribution  Date,
the Company may, without  the  approval  of any holder of any
Rights, supplement  or  amend  any provision of the Rights
Agreement  (including,  without limitation, the date on which the
Distribution Date shall occur, the definition  of  Acquiring
Person, the  time during which the Rights may be redeemed, or the terms of the Series A Preferred  Shares),  except  that no
supplement or amendment shall be made that reduces  the
Redemption Price (other  than  pursuant  to  certain  adjustments
therein) or provides  for  an  earlier  Expiration  Date.   From
and after the Distribution Date and subject to applicable law, the Company may amend the Rights Agreement without the approval of any holders of Rights Certificates (i) to cure any ambiguity or to correct or supplement any provision contained in the Rights Agreement or (ii) to make any other provisions which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an affiliate or an associate of an Acquiring Person).
Any supplement or amendment adopted during any period after any person or group has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date.

      CERTAIN EFFECTS OF THE  RIGHTS  PLAN.   The  Rights  Plan
is designed to protect shareholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent shareholder
interests.   The  provisions  of  the  Rights  Plan  may  render
an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the shareholders of the Company.

ITEM 2.     EXHIBITS.

            The following exhibits are filed as a part of this Registration Statement.

      EXHIBIT NO.                   DESCRIPTION

      3-A Amended and Restated Articles of Incorporation of the Company dated September 8, 1992
                  (incorporated herein by reference to
                  the Company's 8-K dated April 11, 1997).

      3-B Amendment to the Amended and Restated Articles of Incorporation dated July 6, 1993
                  (incorporated herein by reference to the Company's 8-K dated April 11, 1997).

      3-C Amendment to the Amended and Restated Articles of Incorporation dated April 10, 1997
                  (incorporated herein by reference to the Company's 8-K dated April 11, 1997).

      3-D Restated By-Laws of the Company (incorporated herein by reference to the Company's 10-K for the year ended February 1, 1997).

      10 Rights Agreement, dated as of April 10, 1997, by and between Paul Harris Stores, Inc. and the First National Bank of Boston, with exhibits (incorporated herein by reference to the Company's 8-K dated April 11, 1997).


                                   SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    PAUL HARRIS STORES, INC.

Date: April 16, 1997


                                    By:  /S/ JOHN H. BOYERS
                                          John H. Boyers
                                          Senior Vice President -
                                          Finance and Treasurer


                                 EXHIBIT INDEX

      EXHIBIT NO.                   DESCRIPTION

      3-A Amended and Restated Articles of Incorporation of the Company dated September 8, 1992
                  (incorporated herein by reference to the Company's 8-K dated April 11, 1997).

      3-B         Amendment   to   the   Amended   and   Restated
                  Articles  of Incorporation  dated  July  6,
                  1993 (incorporated herein by reference to the Company's 8-K dated April 11, 1997).

      3-C         Amendment   to   the  Amended  and   Restated
                  Articles  of Incorporation dated  April  10,
                  1997 (incorporated herein by reference to the Company's 8-K dated April 11, 1997).

      3-D         Restated  By-Laws  of  the  Company
                  (incorporated herein by reference to the Company's 10-K for the year ended February 1,
                  1997).

      10 Rights Agreement, dated as of April 10, 1997, by and between Paul Harris Stores, Inc. and the First National Bank of Boston, with exhibits (incorporated herein by reference to the Company's 8-K dated April 11, 1997).